UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2012

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54365	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

605 Third Avenue, 34th Floor
New York, NY	10158
(Address of principal executive offices)	(Zip Code)

(646) 666-3188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

ALS Clinical Trials

Brainstorm Cell Therapeutics Inc. (the “Company”) has completed its collection of the six month follow-up data for the first 12 patients in the Company’s ALS Phase I/II clinical trial (the “Clinical Trial”), which patients have been treated with the Company’s NurOwn™ technology. The Company has not yet completed the final statistical analysis of the data, and has been informed that one patient expired due to an unrelated pneumonia infection. On July 23, 2012 the Company reported that it had completed the planned interim safety review of its Clinical Trial, indicating that autologous transplantation of the Company's cell therapy was well-tolerated, appeared to be safe for use, and did not present any undue risks to the study participants. The complete and final statistical analysis on the data is expected to be available in the first quarter of 2013.

The Clinical Trial is being performed at Hadassah Medical Center in Jerusalem, Israel, which is collaborating with the Company and utilizing the Company’s NurOwn™ technology for growing and modifying autologous adult human stem cells to treat ALS, often referred to as Lou Gehrig's Disease. The study is headed by Prof. Karussis, M.D., Ph.D., who is the head of Hadassah's Multiple Sclerosis Center and a member of the International Steering Committees for Bone Marrow and Mesenchymal Stem Cells Transplantation in Multiple Sclerosis (MS), and a scientific team from the Company headed by Prof. Eldad Melamed. The initial phase of the study is designed to establish the safety of NurOwn™ and will later be expanded to assess efficacy.

Equity Financing and Stock Exchange Listing

ACCBT Corp. (“ACCBT”), the Company’s largest shareholder, has been in negotiations with the Company to invest directly and with partners between $1-2 million at $0.30 per share. For every share purchased Investors would receive a 24 month warrant to purchase 1 share of Common Stock at an exercise price of $0.50 per share. The deal has not yet been finalized and all terms that have been discussed are tentative and not binding on any parties as of the date hereof. The funds are needed for working capital and to facilitate the Company’s eligibility to list on a national stock exchange in the U.S., and potentially also on the Tel Aviv Stock Exchange.

The information contained in this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in or exhibit to this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K.

Item 8.01	Other Events

On December 12, 2012, the Company issued a press release announcing that it was awarded a 3 million New Israeli Shekel (approximately U.S. $786,000) grant from Israel’s Office of the Chief Scientist for the year 2013.

The foregoing description is qualified in its entirety by reference to the Press Release filed as Exhibit 99.1 hereto, which exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 12, 2012	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Liat Sossover
Liat Sossover
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 12, 2012